FOR IMMEDIATE RELEASE
November 24, 2004

Public Company Management Corporation Presents at NIBA Conference

LAS VEGAS, NV – Public Company Management Corporation (OTC BB: PUBC) – will present at the National Investment Banker’s Association (NIBA) Capital Conference on December 2-3 in New Orleans, Louisiana.  At the conference, PUBC will introduce its unique business model and visionary comprehensive strategy.

PUBC’s President and CEO, Stephen Brock, noted that the NIBA conference creates “awareness for our company”. Being able to put our message in front of a successful network of investment bankers and private equity advisors is a “remarkable opportunity”.

“No company generates capital by sitting on the sidelines,” stated a NIBA spokesperson. "Having Mr. Brock at our conference is the caliber of presenter we want to participate in our forums.”

Public Company Management Corporation (OTC BB: PUBC.OB) helps small businesses create long-term value for their companies, shareholders and partners by participating in public capital markets.  PCMC supports the full lifecycle of entering the public market:

1

Education - Pubco White Papers (www.PubcoWhitePapers.com), a subsidiary of PCMC, hosts a comprehensive body of knowledge on private and public equity markets.  GoPublicToday.com (www.GoPublicToday.com), another PCMC subsidiary, offers free access to a Registered Investment Adviser and Licensed Broker-Dealer to qualified entrepreneurs and senior executives.

2

Registration and listing - GoPublicToday.com is a Registered Investment Advisory firm that provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB or Pink Sheets.  GoPublicToday.com under its d/b/a Foreign Company Listing, (www.ForeignCompanyListing.com) aids foreign companies in going public in the U.S. markets.

3

Regulatory compliance - Public Company Management Services (www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PCMC practices an agile project-centric business model leveraging technology that brings over 600 years of the best industry expertise to bear on every client project, ensuring repeatable client success and a scalable cost model.  A unique equity-based fee structure minimizes cash outlay for clients, ensures total commitment to client success, and maximizes shareholder value when those clients are successful.

PCMC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

For More Information:
Stephen Brock, President/CEO
Public Company Management Corporation (OTC BB: PUBC)
5770 El Camino Blvd.
Las Vegas, NV 89118
702.222.9076
www.PublicCompanyManagement.com
info@PublicCompanyManagement.com